EXHIBIT 99.1

Allscripts Healthcare Solutions Contact:

Dan Michelson                                                                                                                                                                Paul Peterson
Vice President of Marketing                                 ;                                                                                                          Senior Marketing Manager
800-654-0889,Ext. 4330                                 ;                                                                                                             800-654-0889, Ext. 4475
dan.michelson@allscripts.com                                 ;                                                                                                      paul.peterson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Healthcare Solutions Names New CFO

Bill Davis Joins Company as Chief Financial Officer

CHICAGO, IL - October 9, 2002 -- Allscripts Healthcare Solutions (NASDAQ: MDRX), the leading provider of point-of-care decision support tools for physicians, announced today that Bill Davis has joined the Company as Chief Financial Officer, effective immediately.

Davis joins Allscripts with eight years of experience in public accounting at PricewaterhouseCoopers (PwC), including nearly two years focused exclusively on Securities and Exchange Commission (SEC) issues as part of PwC's National SEC Practice. Most recently, Davis served as Chief Financial Officer for Lante Corporation, a publicly traded company, where he led their finance and administrative operations. As Controller and then CFO, Davis managed issues specific to software and service accounting, helped lead Lante's successful initial public offering in 2000, and was integral to the recent sale of Lante to SBI and Company.

"Bill brings the experience and expertise that are essential to Allscripts as we continue to grow our business," stated Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "Bill demonstrates the kind of leadership and energy we value at Allscripts, and I look forward to his contributions as a member of our senior leadership team."

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions is the leading provider of point-of-care decision support solutions for physicians. The Company's TouchWorks™ software products enhance physician productivity using a wireless handheld device or desktop workstation to automate the most common physician activities including prescribing, capturing charges, dictating, ordering labs and viewing results, providing patient education, and taking clinical notes. The Company also provides medication fulfillment services. Additionally, Allscripts provides patient compliance and healthcare product education services for physicians through its Physicians Interactive™ unit. Allscripts provides services to over 20,000 physicians across the U.S.

TouchWorks and Physicians Interactive are trademarks of Allscripts Healthcare Solutions. Visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2001 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.
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